Exhibit 5.1

Our Ref	RDS/732502-000001/20148768v2
Direct tel	+852 2971 3046
Email	richard.spooner@maples.com

Borqs Technologies, Inc

Building B23-A

Suite 309, 3/F, Dongfeng KASO

Dongfengbeiqiao, Chaoyang District

Beijing 100016, China

28 June 2021

Dear Sir or Madam

Borqs Technologies, Inc (the “Company”)

We have acted as British Virgin Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 28 June 2021 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 10,324,423 ordinary shares of no par value in the capital of the Company (the “Shares”), issued under, or reserved for issuance pursuant to, the Borqs Technologies, Inc. 2017 Equity Incentive Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the amended and restated memorandum and articles of association of the Company registered on 18 August 2017 (the “Memorandum and Articles”), and the minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 14 June 2021 (the “Meeting”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.	When issued and paid for in accordance with the terms of the Plan and in accordance with the resolutions set out in the Minutes, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that, as a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders). Under section 42 of the BVI Business Companies Act (as amended) of the British Virgin Islands, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non- British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out above, and (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

Maples and Calder (Hong Kong) LLP

RDS/732502-000001/20148768v2	2